UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Diana Shipping Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
Pendelis 16, 175 64 Palaio Faliro Athens, Greece
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Warrants to Purchase Common Stock, Expiring on or about December 14, 2026	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant's Securities to be Registered.
The securities to be registered hereby are warrants (the “Warrants”) to be distributed to holders of common stock (the “Holders”) of Diana Shipping Inc. (the “Registrant”) as of December 6, 2023 (the “Record Date”). Holders may exercise their Warrants for shares of common stock as specified under the terms of the Warrant Agreement, included as Exhibit 4.1 herein.
Holders will receive one Warrant for every five shares of issued and outstanding shares of common stock held as of the Record Date (rounded down to the nearest whole number for any fractional Warrant). Each Warrant will entitle the Holder to purchase, at the Holder’s sole and exclusive election, at the exercise price, one share of common stock plus, to the extent described below, the Bonus Share Fraction. A Bonus Share Fraction entitles a Holder to receive an additional 0.5 of a share of common stock for each Warrant exercised (the “Bonus Share Fraction”) without payment of any additional exercise price.
The right to receive the Bonus Share Fraction will expire at 5:00 p.m. New York City time (the “Bonus Share Expiration Date”) upon the earlier of (i) the date specified by the Registrant upon not less than 20 business days’ notice and (ii) the first business day following the last day of the first 30 consecutive trading day period in which the daily VWAP of the shares of common stock has been at least equal to the then applicable trigger price for at least 20 trading days (whether or not consecutive) (the “Bonus Price Condition”). Any Warrant exercised with an exercise date after the Bonus Share Expiration Date will not be entitled to any Bonus Share Fraction. The Registrant will make a public announcement of the Bonus Share Expiration Date (i) at least 20 business days prior to such date, in the case of the Registrant setting a Bonus Share Expiration Date and (ii) prior to market open on the Bonus Share Expiration Date in the case of a Bonus Price Condition.
The distribution of the Warrants has not been registered under the Securities Act because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Registrant will file a prospectus supplement, under its existing shelf registration statement, registering the shares of common stock underlying the Warrants.
The Registrant will distribute the Warrants on or about December 14, 2023, to Holders as of the Record Date.
The Warrants to be registered hereby have been approved for listing on The New York Stock Exchange under the symbol “DSX WS”.
Any description of such securities contained in a form of prospectus or prospectus supplement relating to the Warrants subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.
Item 2. Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit

4.1	Form of Warrant Agreement between Computershare Inc., and its affiliate, Computershare Trust Company, N.A. and the Registrant (including the form of the Warrants)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: December 13, 2023	DIANA SHIPPING INC. By: /s/ Anastasios Margaronis Name: Anastasios Margaronis Title: President